Exhibit 10.9

HESKA CORPORATION

DIRECTOR COMPENSATION POLICY

Non-employee directors of Heska Corporation, a Delaware corporation (the “Company”) shall receive the following compensation for their service as a member of the Board of Directors (the “Board”) of the Company:

Cash Compensation

Annual Retainer for General Board Service

Effective January 1, 2013, each non-employee director shall be entitled to an annual cash retainer in the amount of $40,000 (the “Annual Retainer”). The Company shall pay the Annual Retainer on a quarterly basis in advance on the first day of the calendar quarter, subject to the non-employee director’s continued service to the Company as a non-employee director on such date.

Annual Retainer for Specific Role Service

Commencing January 1, 2013, any non-employee director who serves in a specified role shall be entitled to an annual cash retainer in an amount specified in the table below (the “Service Retainer”). The Company shall pay each Service Retainer on a quarterly basis in advance on the first day of the calendar quarter, subject to the applicable non-employee director’s continued service to the Company in the corresponding role on such date.

Role	Service Retainer
Lead Director	$10,000
Audit Chair	$20,000
Compensation Chair	$12,000
Corporate Governance Chair	$7,500
Audit Member	$10,000
Compensation Member	$6,000
Corporate Governance Member	$3,000

Note: Non-employee directors are not to be paid a Chair and Member fee for service on the same committee.

Equity Compensation

Annual Award

Commencing with the 2013 Annual Meeting of Stockholders, each non-employee director elected to the Board and each other continuing non-employee director shall automatically receive an annual grant of an option valued at $50,000 (the “Equity Value”) to purchase shares of the Company’s common stock, at an exercise price equal to the fair market value of the common stock on the date of grant which shall be the date of each Company Annual Meeting of stockholders, subject to such grant covering a maximum of 5,000 shares (the “Option Cap”). This option shall vest in full on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Annual Meeting of the Company’s stockholders for the year following the year of grant for the award, subject to the non-employee director’s continued service to the Company through the vesting date. The option shall be immediately exercisable, but if “early exercised,” remain subject to the Company’s right of repurchase at the exercise price upon termination of service prior to the vesting date.

Initial Award

Beginning on January 1, 2013, any new non-employee directors appointed or elected to our Board between Annual Meetings shall automatically receive a grant of an option to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on the date of grant valued at the Equity Value adjusted pro rata for the time until the next Annual Meeting, subject to the Option Cap adjusted pro rata for the time until the next Annual Meeting. The option shall vest at the same time as the Annual Award issued to Directors at the previous Annual Meeting. The option shall be immediately exercisable, but if “early exercised,” remain subject to the Company’s right of repurchase at the exercise price upon termination of service prior to the vesting date.

Provisions Applicable to All Non-Employee Director Equity Compensation Grants

All grants shall be subject to the terms and conditions of the Company’s 1997 Stock Incentive Plan or 2003 Equity Incentive Plan, as applicable, and the terms of the Stock Option Agreement issued thereunder.

For purposes of this Director Compensation Policy, the “value” for Initial Grants and Annual Grants to non-employee directors shall be determined in accordance with the Company’s option valuation policy in place at the time of grant for financial reporting purposes.

Any unvested shares underlying non-employee director option grants shall become fully vested in the event of: (1) the termination of the non-employee director’s services because of death, total and permanent disability or retirement at or after age 65; or (2) a change in control occurs with respect to the Company while such non-employee director is a member of the Board.

Expense Reimbursement

All non-employee directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company shall also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chair of the Corporate Governance Committee and Chairman of the Board. The Company shall make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses.

Amended and Restated March 14, 2013

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